SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 24, 2008

SILICON GRAPHICS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-10441		94-2789662
(Commission File Number)		(IRS Employer Identification No.)

1140 East Arques Ave., Sunnyvale, California		94085
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 524-1980

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.            Entry into a Material Definitive Agreement

On December 24, 2008, Silicon Graphics, Inc. (the “Company”) and certain of its subsidiaries (with the Company, the “Borrowers”) entered into the Seventh Amendment to the Senior Secured Credit Agreement (the “Seventh Amendment”) with Morgan Stanley Senior Funding, Inc. as administrative agent and revolving agent, Morgan Stanley & Co., Incorporated as collateral agent, and the other Lenders and Credit Parties thereto (as defined therein). The Senior Secured Credit Agreement, dated October 17, 2006, as amended (the “Credit Agreement”), provides the Borrowers with a term loan facility and a line of credit. Any capitalized terms not defined herein are used as defined in the original agreement (filed as exhibit to Form 8-K filed on October 20, 2006), the fifth amendment thereto (filed as exhibit to Form 10-K filed on September 22, 2008) and the Seventh Amendment (filed as an exhibit to this Form 8-K).

The Seventh Amendment modified the Credit Agreement to permit interest due to be paid-in-kind by adding the amount of such interest to the principal amount of the term loan or revolving advances, as applicable, in the period from December 24, 2008 through December 24, 2010, unless certain Consolidated EBITDA levels are reached. Principal repayments due on or prior to September 24, 2010 are deferred to the Credit Agreement Maturity Date (October 17, 2011). A new covenant regarding minimum required levels of Consolidated EBITDA was added, setting the minimum Consolidated EBITDA requirement at $1 million as of March 27, 2009; $5 million as of June 26, 2009; and $10 million on September 25, 2009 and for each fiscal quarter-end thereafter until and including September 30, 2011. The minimum liquidity required was amended to $10 million on an average weekly basis.

Under the Seventh Amendment, the Company has additional reporting requirements. The Company must offer Private Lenders bi-weekly conference calls with management and any financial advisors. The Seventh Amendment also includes other revisions that are administrative in nature.

Item 9.01.            Financial Statements and Exhibits

(d)   Exhibits.  The following document is filed as an exhibit to this report:

99.1           Seventh Amendment to the Senior Secured Credit Agreement, dated December 24, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILICON GRAPHICS, INC.

Date:	December 31, 2008	By:	/s/ Gregory S. Wood
			Name:	Gregory S. Wood
			Title:	Senior Vice President and Chief Financial Officer